Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 81741 of Perry Ellis International, Inc. on Form S-8 of our reports dated April 18, 2005 relating to the consolidated financial statements of Perry Ellis International, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Perry Ellis International, Inc. for the year ended January 31, 2005.

/S/ Deloitte & Touche LLP

Miami, Florida

April 18, 2005